UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2012

(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey  08933

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: 732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2012, the Company's Board of Directors decided:

•	Alex Gorsky will become Chief Executive Officer (CEO) of the Company, effective April 26, 2012;

•	Mr. Gorsky will be nominated for election to the Board of Directors of the Company at the 2012 Annual Meeting of Shareholders; and

•	William C. Weldon, currently Chairman/CEO of the Company, will relinquish the CEO position and remain Chairman of the Board of Directors of the Company, effective April 26, 2012.

A copy of the Company's press release, dated February 21, 2012, to announce these decisions is contained in Exhibit 99 to this Report.

Mr. Gorsky, age 51, is currently Vice Chairman of the Company's Executive Committee with responsibility for the Medical Devices and Diagnostics Group, Global Supply Chain, Health Care Compliance & Privacy and Government Affairs & Policy. Mr. Gorsky originally joined the Company in 1988. In 2001, he was named President of Janssen Pharmaceutica Inc. (U.S.), a subsidiary of the Company. In 2003, he was appointed Company Group Chairman for the Company's pharmaceutical business in Europe, Middle East and Africa. Mr. Gorsky left the Company in 2004 to join Novartis Pharmaceuticals Corporation, where he served as head of the North American pharmaceuticals business. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman and Worldwide Franchise Chairman for Ethicon, Inc., a subsidiary of the Company. In January 2009, he became a Member of the Executive Committee and Worldwide Chairman, Surgical Care Group. September 2009, he became Worldwide Chairman, Medical Devices and Diagnostics Group. Mr. Gorsky was appointed as Vice Chairman, Executive Committee in January 2011.

Mr. Gorsky holds a Bachelor of Science degree from the U.S. Military Academy at West Point, NY, and spent six years in the U.S. Army. In 1996, he earned a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

The Board of Directors also decided on February 14, 2012 that, in connection with being named CEO, Mr. Gorsky's annual base salary will increase to $1,200,000, effective April 26, 2012. As a Director who is an employee of the Company, Mr. Gorsky will receive no additional compensation for his service as a member of the Board of Directors.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1    Press Release dated February 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
February 21, 2012	By:	/s/ Douglas K. Chia
Douglas K. Chia Secretary